Amendment to Transfer Agency and Services Agreement
Dated September 26, 2011
Between
ALPS Fund Services, Inc.
and
BPV Family of Funds

THIS AMENDMENT is made as of March 20, 2014 and effective April 1, 2014 by and 1 between ALPS Fund Services, Inc. (“ALPS”) and BPV Family of Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agency and Services Agreement (the “Agreement”) effective September 26, 2011;

WHEREAS, on the Board of Trustees of the Trust approved the BPV Large Cap Value Fund, a new series of the Trust, effective April 1, 2014;

WHEREAS, in light of the foregoing, ALPS and the Trust ’wish to modify the provisions of the Agreement to reflect revised Fee Schedule - Compensation;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix A - List of Portfolios. Appendix A is replaced in its entirety with the attached Appendix A.

2.
Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to the m in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services		BPV Family of Funds

By:	/s/ Jeremy O. May	By:	/s/ Reed A. Keller
Name:	Jeremy O. May	Name:	Reed A. Keller
Title:	President	Title:	Trust President

APPENDIX A

LIST OF PORTFOLIOS

BPV Core Diversification Fund
BPV Wealth Preservation Fund
BPV Low Volatility Fund
BPV Large Cap Value Fund